FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

KAY M. HOVELAND ANNOUNCES RETIREMENT AS PRESIDENT OF KAISER FEDERAL BANK

Covina, CA – February 3, 2011.  Kaiser Federal Financial Group, Inc. (the “Company”) (NASDAQ: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), today announced that Kay M. Hoveland has retired as President of the Bank, effective immediately, and will retire as Chief Executive Officer of  Kaiser Federal Bank, effective July 1, 2011.    As part of the succession plan, the Board of Directors appointed Dustin Luton to the position of President of the Bank in addition to his current position of Chief Operating Officer of the Bank, effective immediately.  Ms. Hoveland will remain as President and Chief Executive Officer of the Company and will continue to be involved in the strategic direction and shareholder enhancement efforts of the Company.

“Kay has served our bank for over 25 years, bringing us from our credit union days to now a fully-publicly traded company. This remarkable career and her strong leadership has placed us on a path to grow and further develop to serve our customers as well as enhance the long-term value of our company,” stated James L. Breeden, Chairman of the Board of the Company.

Dustin Luton joined the Bank in November 2006 and also serves as Chief Financial Officer of the Company.

"The Bank's strategic direction will continue as we move forward with our business plan to serve our customers and shareholders,” stated Ms. Hoveland.   "After a long and fulfilling career at the Bank, I am looking forward to spending more time with my family, on the golf course and traveling in our motor home."

KAISER FEDERAL FINANCIAL GROUP

The Company is an $882.3 million savings bank holding company and through the Bank operates three branch offices and six financial service centers, as well as 57 ATMs located primarily throughout southern California.

The Company completed its conversion from a mutual holding company structure to a fully public stock holding company in November 2010, raising $59.1 million in net proceeds of which 50% was invested in the Bank.  With this new capital, the Bank has a Tier 1 Capital Ratio of 12.68%, at December 31, 2010, substantially exceeding all regulatory capital requirements.

The Company's common stock trades on the NASDAQ Global Select Market under the symbol "KFFG."  The Company's market capitalization was approximately $114.7 million, based on the NASDAQ closing stock price on February 2, 2011.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures;, changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.